UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Agreement.

On April 23, 2015, Manning & Napier, Inc. (the “Company”), Manning & Napier Group, LLC (“Group”) and Manning & Napier Advisors, LLC (“Advisors”) entered into a revolving credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, lender, swingline lender and issuing bank (the “Agent”), Manufacturers and Traders Trust Company, as syndication agent and lender, and First Niagara Bank, The Bank of New York Mellon, and The Huntington National Bank, as lenders (collectively, the “Lenders”). The Credit Agreement provides for Group and Advisors, as borrowers, to borrow up to $100 million on a unsecured revolving basis. The facility has a four-year term (until April 23, 2019). The outstanding principal amount of loans under the facility may not exceed $100 million, with an accordion feature providing for an increase in the line to $150 million, if syndicated among existing or new Lenders. The Credit Agreement also provides for a $5 million sub-limit for the issuance of standby letters of credit and a $5 million swingline facility. The loan proceeds may be used for working capital and general corporate purposes, including permitted acquisitions and investments and purchases of capital stock in connection with the Company’s Exchange Agreement entered into at the time of the Company’s initial public offering. Payment of the Loans under the Credit Agreement, as well as certain other obligations, are guaranteed by the Company and by certain of Group’s direct and indirect subsidiaries, jointly and severally, pursuant to a Guaranty, also dated April 23, 2015 (the “Guaranty”). The Credit Agreement requires certain newly acquired or formed subsidiaries to join the Guaranty as guarantors.

Amounts outstanding under the Credit Agreement bear interest, at the option of the Borrowers, at an annual rate equal to either LIBOR (adjusted for reserves and not below 0.0%) for interest periods of 1, 2, 3 or 6 months, or a base rate, in each case plus an applicable margin. The applicable margins range from 1.50% to 2.50% in the case of LIBOR-based loans, and 0.50% to 1.50% in the case of base rate loans, based on a leverage ratio calculated as the ratio of the Company’s total debt to consolidated EBITDA (as such terms are defined in the Credit Agreement) on the last day of the preceding fiscal quarter. Interest is payable in arrears on the last business day of each interest period with respect to LIBOR loans, and on the last business day of each quarter with respect to base rate and swingline loans. At any time, upon timely notice, the Borrowers may terminate the Credit Agreement in full, reduce the commitment under the facility in minimum specified increments or prepay loans in whole or in part, in each case without premium or penalty, subject to the payment of breakage fees with respect to LIBOR-based loans.

Under the terms of the Credit Agreement, the Borrowers also are required to pay certain fees to the Lenders, including, among others: (a) a one-time initial commitment fee, and (b) a quarterly fee based on the average unused amount of the facility (without giving effect to swingline loans) based on the leverage ratio of the Company, ranging from 0.25% to 0.45%.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that affect the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, merge, dispose of assets, and make distributions, dividends, investments or capital expenditures, among other things. In addition, the Credit Agreement contains certain financial covenants, including a maximum leverage ratio of 2.75:1 and a minimum interest coverage ratio of 4.00:1.00, based on definitions in the Credit Agreement. Both of the financial ratios are measured for on the last day of each fiscal quarter.

The Credit Agreement, including, among other things, the form of the notes issued under the Credit Agreement, and the Guaranty are attached hereto as Exhibits 10.1 and 10.2. The complete terms of such documents are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 23, 2015, the existing $10 million revolving credit facility of the Company and Group with M&T Bank, which was reported in a Form 8-K on February 13, 2013, was terminated in connection with entering into the Credit Agreement. There were no amounts outstanding under that facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement and Guaranty under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated April 23, 2015, among Manning & Napier, Inc. and Manning & Napier Group, LLC and Manning & Napier Advisors, LLC, as borrowers, and Wells Fargo Bank, National Association, as administrative agent, lender, swingline lender and issuing bank, Manufacturers and Traders Trust Company, as syndication agent and lender, and First Niagara Bank, The Bank of New York Mellon, and The Huntington National Bank, as lenders.

10.2	Guaranty, dated April 23, 2015, of the obligations of the Borrowers under the Credit Agreement, given to the Lenders by Manning & Napier, Inc. and the following direct or indirect subsidiaries of Manning & Napier Group, LLC: Manning & Napier Alternative Opportunities, LLC, Manning & Napier Information Services, LLC, Perspective Partners, LLC, Manning & Napier Benefits, LLC, M&N Alternatives Management, LLC, and M&N Xenon Partners Holdings, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: April 23, 2015	By:	/s/ Patrick Cunningham
	Name:	Patrick Cunningham
	Title:	Chief Executive Officer